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                                                                       Exhibit 7










July 17, 1997


Whole Foods Market, Inc.
601 North Lamar Blvd., #300
Austin, Texas 78703-5413
Attn: Board of Directors

Dear Sirs:

This letter serves as confirmation of my resignation from the Board of Directors of Whole Foods Market, Inc., effective today, July 17, 1997.

Sincerely,

/s/ Elizabeth Fascitelli

Elizabeth Fascitelli